Hello Burlington. Pleased to meet you.



Posted by Andrew Moore-Crispin | September 20, 2017
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| Category: Making Sense, News, Ting Internet
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We're Ting. It's now public that we, via our parent company Tucows, are one of the companies bidding to become the steward of the BT fiber network. We're happy things are out in the open. We don't really go in for the whole cloak and dagger routine.

The reasons the network was put out to tender have been discussed at length. We're not going to retread any of that ground except to acknowledge that the circumstances under which we're being introduced to each other are less than ideal. We understand that many Burlingtonians would like to keep BT entirely locally owned. We understand that ambition. We appreciate the chance to put Ting and our community approach forward as the best of both worlds.

We aren't looking at BT as an asset to be scooped up Monopoly-style. We look at Burlington, VT as the kind of forward-thinking community we love to be a part of.

We think that our community involvement, our customer-first approach and our commitment to the open Internet and net neutrality make Ting the right choice to work with BT to maintain the fiber network and continue to grow its footprint.

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Hello, Burlington | Ting

A little about us

Ting is admittedly not a small local service provider. We could also never possibly be mistaken for a national conglomerate. We have the benefit of some scale in our business, with lots of lessons learned and efficiencies gained across our handful of markets. We also consider each market its own opportunity, with its own culture, needs, challenges and preferences. We are not looking to make Burlington work for our business. We want to make our business work for Burlington.

When you call, we pick up the phone. When you email or chat with us, we get back post-haste. We hire smart, capable people at every level and we empower them to solve problems. We don't make people wade through phone trees or wait on hold unnecessarily to talk to someone who can answer their questions. We don't do escalations and we don't hamstring our help team with scripts they're not allowed to divert from.

We're already offering what we like to call crazy fast fiber Internet in several towns and small cities around the US. Charlottesville, VA, Holly Springs, NC and Westminster, MD and soon, Sandpoint, ID, Centennial, CO. We pride ourselves on supporting and being an active member of the community in the towns and cities we serve.

In the community

If our bid is successful and we take responsibility for the BT network, you'll find us an active community partner here in Burlington.

Local events, cornerstone buildings, libraries, shared spaces, festivals and the like are what make a geography a community. We support these things and more in the Ting towns we serve. Whether it's working with a local art space and providing gigabit fiber Internet at no charge or sponsoring a keystone community event, we don't just think about marketing impact when we decide where to put our advertising and sponsorship dollars. We come out for things like farmer's markets, community movie nights, festivals and things that defy simple categorization.

We support and even create Makerspaces in the towns and cities we serve. We're looking forward to talking to Generator Makerspace now that our bid is public information to see if we might work together, like we do with other Makerspaces in Ting communities.

Open Internet

More than being a part of the communities we serve, we believe strongly in the open Internet and in net neutrality. We protect the open Internet in both word and deed. Tucows, Ting's parent company, is run with the belief that the Internet is the greatest agent for positive change the world has ever known. We believe that better Internet infrastructure is what will help to keep North America at the fore. We believe that this national issue can only really be solved at the local level.

We're looking forward to meeting and connecting with you in person and online.

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Twitter ❤

Claire Southwell
@thehinkydonut

Switched to Ting for the low prices and flexibility; stayed for the amazing customer service! #TingIt



ting

Sep 19, 2017

Jovon White
@IamJovonW

Shout out to @tingFTW for the swag. Best mobile company in the world!



ting

Sep 16, 2017

Sonora Yun
@sonorayun

Pro-tip: switch your carrier to

We'd love to talk through any questions you may have. We're equally interested in hearing your comments. You'll find we're pretty open and we're always up for a conversation. Even a difficult one.

You can reach out to us via email at burlington@ting.com and you'll find us on Facebook, on reddit and elsewhere. You can, of course, leave a comment or question on this blog post and we'll get back to you post haste.

Assuming we remain in the running as the list of applicants is narrowed down, among our first priorities will be to host some community information sessions with lots of time for Q and A. We hope we'll be afforded the opportunity to share details on that front soon.

Downloads

In the interest of disclosure, you'll find the letter of intent we sent to the city of Burlington and the slide deck we presented on September 18 below.

Letter of Intent

Proposal Presentation

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@tingFTW. My entire fam of 3 pays <$40 on our phone bill every month! #TingIt


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FTW

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Roger Pereira
@1RogerP

@tingFTW you can also get this small Nokia 105 only $28 on @amazon with FM Radio works great on Ting! And killer battery life



Sep 14, 2017

In Earnie We Trust
@ebradlee10

It's done! I'm now riding the @tingFTW train. Looking forward to saving some dough.

Sep 13, 2017

red110
@mr_red110

Replying to @tingFTW

Because I prefer to use my phone for just calls and text messages, my bill for last month was $10.95. Same use at was T-Mobile @ $71/month.

Sep 12, 2017

Isaac Rabinovitch
@isaac32767

Replying to @AnaJuneja @sprint

fyi @tingFTW has the best CS of any provider of any kind of service

Sep 12, 2017

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